                                                                   EXHIBIT 10.14


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 PRINTCAFE, INC.

                             PRINTCAFE SYSTEMS, INC.

                               HAGEN SYSTEMS, INC.

                                       AND

                                  STOCKHOLDERS

                             OF HAGEN SYSTEMS, INC.


                                FEBRUARY 22, 2000

                               TABLE OF CONTENTS

SECTION                                                                                                       PAGE
-------                                                                                                       ----
1.      THE MERGER...........................................................................................    1
         1.1      The Merger.................................................................................    1
         1.2      Closing; Effective Time....................................................................    2
         1.3      Effect of the Merger.......................................................................    2
         1.4      Certificate of Incorporation; Bylaws.......................................................    2
         1.5      Directors and Officers.....................................................................    2
         1.6      Effect on Capital Stock....................................................................    2
         1.7      Surrender of Certificates..................................................................    4
         1.8      No Further Ownership Rights in Target Capital Stock........................................    5
         1.9      Tax and Accounting Consequences............................................................    5
         1.10     Taking of Necessary Action; Further Action.................................................    6
         1.11     Withholding................................................................................    6
         1.12     Lost, Stolen or Destroyed Certificates.....................................................    6

2.      REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET STOCKHOLDERS.....................................    6
         2.1      Organization; Subsidiaries.................................................................    7
         2.2      Articles of Incorporation; Bylaws..........................................................    7
         2.3      Capital Structure..........................................................................    7
         2.4      Authority..................................................................................    8
         2.5      No Conflicts; Required Filings and Consents................................................    8
         2.6      Financial Statements.......................................................................    9
         2.7      Absence of Undisclosed Liabilities.........................................................    9
         2.8      Absence of Certain Changes.................................................................    9
         2.9      Litigation.................................................................................   11
         2.10     Restrictions on Business Activities........................................................   11
         2.11     Permits; Company Products; Regulation......................................................   12
         2.12     Title to Property..........................................................................   13
         2.13     Intellectual Property......................................................................   13
         2.14     Environmental Matters......................................................................   15
         2.15     Taxes......................................................................................   16
         2.16     Employee Benefit Plans.....................................................................   19
         2.17     Certain Agreements Affected by the Merger..................................................   21
         2.18     Employee Matters...........................................................................   21
         2.19     Material Contracts.........................................................................   22
         2.20     Interested Party Transactions..............................................................   23
         2.21     Insurance..................................................................................   23
         2.22     Compliance With Laws.......................................................................   24
         2.23     Minute Books...............................................................................   24
         2.24     Brokers' and Finders' Fees.................................................................   24
         2.25     Vote Required..............................................................................   24

                               TABLE OF CONTENTS
                                   (CONTINUED)

SECTION                                                                                                       PAGE
-------                                                                                                       ----
         2.26     Board Approval.............................................................................   24
         2.27     Accounts Receivable........................................................................   24
         2.28     Customers and Suppliers....................................................................   25
         2.29     Third Party Consents.......................................................................   25
         2.30     No Commitments Regarding Future Products...................................................   25
         2.31     Representations Complete...................................................................   25

3.      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB............................................   26
         3.1      Organization, Standing and Power...........................................................   26
         3.2      Capital Structure..........................................................................   26
         3.3      Authority..................................................................................   27
         3.4      No Conflict; Required Filings and Consents.................................................   28
         3.5      Absence of Undisclosed Liabilities.........................................................   28
         3.6      Absence of Certain Changes.................................................................   28
         3.7      Litigation.................................................................................   28
         3.8      Governmental Authorization.................................................................   29
         3.9      Compliance With Laws.......................................................................   29
         3.10     Broker's and Finders' Fees.................................................................   29
         3.11     Accounting and Tax Matters.................................................................   29
         3.12     Hart-Scott-Rodino Exemption................................................................   29
         3.13     Securities Laws............................................................................   29
         3.14     Representations Complete...................................................................   29

4.      CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................................   30
         4.1      Conduct of Business of Target and Acquiror.................................................   30
         4.2      Conduct of Business of Target..............................................................   31
         4.3      No Solicitation............................................................................   33

5.      ADDITIONAL AGREEMENTS................................................................................   33
         5.1      Best Efforts and Further Assurances........................................................   33
         5.2      Consents; Cooperation......................................................................   33
         5.3      Access to Information......................................................................   34
         5.4      Confidentiality............................................................................   35
         5.5      Public Disclosure..........................................................................   35
         5.6      FIRPTA.....................................................................................   35
         5.7      State Statutes.............................................................................   35
         5.8      Blue Sky Laws..............................................................................   35
         5.9      Stockholder's Representation Agreements....................................................   35
         5.10     Maintenance of Target Indemnification Obligations..........................................   36
         5.11     Non-Competition Agreements.................................................................   36
         5.12     Certain Tax Matters........................................................................   36

                               TABLE OF CONTENTS
                                   (CONTINUED)

SECTION                                                                                                       PAGE
-------                                                                                                       ----
         5.13     401(k) Plan................................................................................   37
         5.14     Waiver of Dissenter's Rights...............................................................   37
         5.15     Stock Option Agreements....................................................................   37

6.      CONDITIONS TO THE MERGER.............................................................................   37
         6.1      Conditions to Obligations of Each Party to Effect the Merger...............................   37
         6.2      Additional Conditions to Obligations of Target.............................................   38
         6.3      Additional Conditions to the Obligations of Acquiror and Merger Sub........................   40

7.      TERMINATION, AMENDMENT AND WAIVER....................................................................   42
         7.1      Termination................................................................................   42
         7.2      Effect of Termination......................................................................   43
         7.3      Expenses...................................................................................   43
         7.4      Amendment..................................................................................   43
         7.5      Extension; Waiver..........................................................................   43

8.      ESCROW AND INDEMNIFICATION...........................................................................   43
         8.1      Survival of Representations and Warranties.................................................   43
         8.2      Escrow Fund................................................................................   44
         8.3      Indemnification by Target and Target Shareholders..........................................   44
         8.4      Damages Threshold..........................................................................   45
         8.5      Escrow Period..............................................................................   45
         8.6      Method of Asserting Claims.................................................................   45
         8.7      Representative of the Stockholders; Power of Attorney......................................   45
         8.8      Indemnification by Acquiror................................................................   46
         8.9      Damages Threshold..........................................................................   46

9.      GENERAL PROVISIONS...................................................................................   46
         9.1      Notices....................................................................................   46
         9.2      Interpretation.............................................................................   47
         9.3      Counterparts...............................................................................   48
         9.4      Entire Agreement; Nonassignability; Parties in Interest....................................   48
         9.5      Severability...............................................................................   48
         9.6      Remedies Cumulative........................................................................   48
         9.7      Governing Law..............................................................................   48
         9.8      Rules of Construction......................................................................   48
         9.9      Amendments and Waivers.....................................................................   48

                                    EXHIBITS

Exhibit A - Delaware Certificate of Merger
Exhibit B - Minnesota Certificate of Merger
Exhibit C - Exchange Ratio
Exhibit D - FIRPTA Certificate
Exhibit E - Stockholder's Representation Agreement
Exhibit F - Non-Competition Agreement
Exhibit G - Employment Agreements
Exhibit H - Legal Opinion from Acquiror's Counsel
Exhibit I - Legal Opinion from Target's Counsel

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the "Agreement") is made and entered into as of February 22, 2000 by and among printCafe, Inc., a Delaware corporation ("Acquiror"), printCafe Systems, Inc., a Delaware corporation and wholly a owned subsidiary of Acquiror ("Merger Sub"), Hagen Systems, Inc., a Minnesota corporation ("Target"), and Richard J. Hagen, Steven R. Peterson and Patricia J. Peterson (each a "Target Stockholder" and, collectively, the "Target Stockholders").

                                    RECITALS

      A. The Boards of Directors of Target, Acquiror and Merger Sub and the Target Stockholders believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the merger of Merger Sub and Target (the "Merger") and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target (the "Target Capital Stock") shall be converted into shares of the Class A Common Stock, par value $0.0001 per share, of Acquiror (the "Acquiror Common Stock"), at the rates set forth herein and the right to receive cash and subordinated promissory notes at the rates set forth herein.

      B. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

      C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

                                    AGREEMENT

      In consideration of the premises and the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   SECTION ONE

      1.    THE MERGER.

            1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the certificate of merger to be filed with the Secretary of State of the State of Delaware attached hereto as Exhibit A (the "Delaware Certificate of Merger") the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), the certificate of merger to be filed with the Secretary of State of the State of Minnesota attached hereto at Exhibit B (the "Minnesota Certificate of Merger"), the applicable provisions of the Minnesota Business Corporation Act ("Minnesota Law"), Target shall be merged with and into Merger Sub, the separate corporate existence of

Target shall cease and Merger Sub shall continue as the surviving corporation of the Merger. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, (and in no event later than 5 business days after the satisfaction or waiver of each of the conditions set forth in Section 4 below) or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time") and shall file the Minnesota Certificate of Merger with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of Minnesota Law. The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York, or at such other location as the parties agree.

            1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Delaware Certificate of Merger, the applicable provisions of Delaware Law, the Minnesota Certificate of Merger and the applicable provisions of Minnesota Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                  (b) At the Effective time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

            1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Target or any of their respective stockholders, the following shall occur at the Effective Time:

                  (a) CONVERSION OF TARGET CAPITAL STOCK. All of the issued and outstanding shares of Common Stock, par value $0.01 per share, of Target (the "Target Common

Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Section 302A.471 of Minnesota Law ("Dissenting Shares")) shall be converted and exchanged for (i) that number of shares of Acquiror Common Stock as shall be determined in accordance with the calculation set forth with respect to the Target Common Stock set forth on Exhibit C attached hereto (the "Exchange Ratio"), (ii) $34.60582 per share in cash, plus an amount per share in cash equal to interest thereon at the rate of 8.75% per annum from February 9, 2000 to the Closing Date (the "Cash Consideration") and
(iii) $51.90872 per share in Subordinated Promissory Notes of Acquiror (the "Notes Consideration" and, together with the shares to be received under clause
(i) and the Cash Consideration to be received under clause (ii), the "Merger Consideration"). All shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

                  (b) CANCELLATION OF TARGET CAPITAL STOCK OWNED BY ACQUIROR OR TARGET. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                  (c) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (d) ADJUSTMENTS; MAXIMUM CONSIDERATION. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date of this Agreement and prior to the Effective Time. The Cash Consideration and Note Consideration shall also be adjusted to reflect the effect of any of the events described in the immediately preceding sentence with respect to Target occurring after the date of this Agreement and prior to the Effective Time. In exchange for the acquisition by Merger Sub of all outstanding Target Capital Stock, the maximum number of shares of Acquiror Common Stock to be issued shall be 2,305,084.7 shares, adjusted in accordance with the preceding sentence and Exhibit C attached hereto and reduced as a result of any Dissenting Shares, the maximum aggregate Cash Consideration shall be $8,000,000 and the maximum aggregate amount of the Notes Consideration shall be $12,000,000. No adjustment shall be made in the Merger Consideration as a result of any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time.

            (e) DISSENTERS' RIGHTS. Any Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable law. Target agrees that, except with the prior written consent of Acquiror, or as required under applicable law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of applicable law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such holder of certificate or certificates representing shares of Target Capital Stock and the Merger Consideration to which such holder would otherwise be entitled under this Section 1.6.

                  (f) FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of a share of Acquiror Common Stock immediately prior to the Effective Time, as determined in good faith by Acquiror's Board of Directors.

            1.7 SURRENDER OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Orrick, Herrington & Sutcliffe LLP shall act as exchange agent (the "Exchange Agent") in the Merger.

                  (b) ACQUIROR TO PROVIDE COMMON STOCK, CASH AND NOTES. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a), (ii) cash in an amount sufficient to permit payment of the Cash Consideration, together with cash in lieu of fractional shares pursuant to Section 1.6(g) and (iii) Subordinated Promissory Notes issuable pursuant to Section 1.6(a) less the notes to be deposited into the Escrow Fund pursuant to the requirements of Section 8.

                  (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall, subject to the satisfaction of the conditions set forth in Section 6.3(m), deliver or cause to be delivered to each Target Stockholder (i) a certificate representing the number of whole shares of Acquiror Common Stock to which such holder is entitled as calculated in accordance with the Exchange Ratio (ii) cash in the amount of the Cash Consideration to which such holder is entitled as provided in Section 1.6(a) plus payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6 and (iii) a Subordinated Promissory Note in the amount of the Notes Consideration to which such holder is entitled as provided in Section 1.6(a), less the notes to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8 below, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration.

                  (d) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) DISSENTING SHARES. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

                  (f) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.7(f)) with respect to such shares of Acquiror Common Stock.

                  (g) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

            1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. All shares of Acquiror Common Stock and all Subordinated Promissory Notes of the Acquiror issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued, and all cash in the amount of the Cash Consideration shall be deemed to have been paid, in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

            1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

            1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

            1.11 WITHHOLDING. Each of the Exchange Agent, Acquiror, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Target Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            1.12 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to such exchange, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                              SECTION TWO

      2. REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET STOCKHOLDERS.

            In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

            In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in questions.

            Except as disclosed in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure

Schedule"), Target and Target Stockholders represent and warrant to Acquiror and Merger Sub as follows:

            2.1 ORGANIZATION; SUBSIDIARIES. Each of Target and each subsidiary of Target (each a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and each Subsidiary has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target. Each of Target and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target. Section 2.1 of Target Disclosure Schedule sets forth each jurisdiction where Target and each Subsidiary is qualified to do business. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 2.1 of the Target Disclosure Schedule. Target is the owner of all outstanding shares of capital stock of each Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned by Target free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating Target or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in Section 2.1 of the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity

            2.2 ARTICLES OF INCORPORATION; BYLAWS. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target and each Subsidiary, each as amended to date, to Acquiror. Neither Target nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

            2.3 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 1,250,000 shares of voting Common Stock, par value $0.01 per share and 1,250,000 shares of non-voting Common Stock, par value $0.01 per share, and no shares of Preferred Stock, of which there were issued and outstanding as of the date hereof 111,175 shares of voting Common Stock and 120,000 shares of non-voting Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof or any other rights or securities granted or issued to any person to cause Target to issue, sell, redeem or repurchase any shares of capital stock of Target. There does not exist nor is there outstanding any right, option, warrant, convertible obligation or other security or agreement entered into or granted by any Target

Stockholder with respect to any shares of Target Common Stock. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target or any Target Stockholder is a party or by which it is bound. Each Target Stockholder is the lawful record and beneficial owner of that number of shares of Target Common Stock set forth next to each Target Stockholder's name on
Section 2.3 of the Target Disclosure Schedule, free and clear of all liens, encumbrances or claims of any kind. There does not exist nor is there outstanding any right, option, warrant, convertible obligation or other security or agreement entered into or granted by any Target Stockholder with respect to any shares of Target Common Stock. Except (i) for the rights created pursuant to this Agreement and (ii) as set forth in this Section 2.3, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound relating to the issued or unissued capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of the Target Stockholders or (ii) entered into by or on behalf of any of the Target Stockholders.

            2.4 AUTHORITY. (a) Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. Target's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of Target and each Target Stockholder enforceable against Target and each Target Stockholder in accordance with its terms.

                  (a) Each Target Stockholder has the requisite capacity to enter into this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by each Target Stockholder and constitutes a valid and binding obligation enforceable against him or her in accordance with its terms.

            2.5 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Target and each Target Stockholder does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target or any of its Subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target, any Target Stockholder, or any Subsidiary or any of his, hers or its properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target, any Target Stockholder or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

            2.6 FINANCIAL STATEMENTS. Section 2.6 of the Target Disclosure
Schedule includes a true, correct and complete copy of Target's audited balance sheet, income statement and statement of cash flows for each of the fiscal years ended December 31,1998 and December 31, 1999, respectively (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each. The Financial Statements accurately set out and describe the financial condition and operating results of Target and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

            2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Target nor any Subsidiary has material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended December 31, 1999 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

            2.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 2.8 of the Target Disclosure Schedule, since date of the Target Balance Sheet (the "Target Balance Sheet Date") there has not been, occurred or arisen any:

                  (a) transaction by Target or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (b) amendments or changes to the Articles of Incorporation or Bylaws of Target;

                  (c) capital expenditure or commitment by Target or any Subsidiary, in any individual amount exceeding $5,000, or in the aggregate, exceeding $20,000;

                  (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Target or any Subsidiary (whether or not covered by insurance) which would constitute a Material Adverse Effect;

                  (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Target or any revaluation by Target of any of its or any of its Subsidiaries' assets;

                  (g) revaluation by the Company or any Subsidiary of any of their respective assets;

                  (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock, except repurchases of Target Common Stock from terminated Target employees at the original per share purchase price of such shares;

                  (i) increase in the salary or other compensation payable or to become payable by Target to any officers, directors, employees or advisors of Target or any Subsidiary, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

                  (j) sale, lease, license of other disposition of any of the assets or properties of Target or any Subsidiary, except in the ordinary course of business and not in excess of $20,000 in the aggregate;

                  (k) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Target or any Subsidiary is a party or by which it is bound;

                  (l) loan by Target or any Subsidiary to any person or entity, or guaranty by Target or any Subsidiary of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables not in excess of $200,000 in the aggregate and in the ordinary course of business, consistent with past practices;

                  (m) waiver or release of any right or claim of Target or any Subsidiary, including any write-off or other compromise of any account receivable of Target or any Subsidiary, in excess of $20,000 in the aggregate;

                  (n) the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Target's or and it Subsidiaries knowledge, investigation of Target or any Subsidiary or their respective affairs;

                  (o) notice of any claim of ownership by a third party of Target's or any Subsidiary's Intellectual Property (as defined in Section 2.13 below) or of infringement by Target or any Subsidiary of any third party's Intellectual Property rights;

                  (p) issuance or sale by Target or any Subsidiary of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                  (q) change in pricing or royalties set or charged by Target or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target or any Subsidiary;

                  (r) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Company; or

                  (s) agreement by Target, any Subsidiary or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

            2.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any Subsidiary, threatened against Target or any Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary. There is no judgment, decree or order against Target or any Subsidiary or, to the best knowledge of Target and its Subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target or any Subsidiary is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

            2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target or any Subsidiary, any acquisition of property by Target or any Subsidiary or the overall conduct of business by Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or by any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement under which Target or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

            2.11 PERMITS; COMPANY PRODUCTS; REGULATION.

                  (a) Each of Target and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Target or that Subsidiary, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Authorizations") and no suspension or cancellation of any Target Authorization is pending or, to the best of Target's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Target Authorization would not have a Material Adverse Effect on Target. Neither Target nor any Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to Target or any Subsidiary or by which any property or asset of Target or any Subsidiary is bound or affected, (ii) any Target Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any Subsidiary is a party or by which Target or any Subsidiary or any property or asset of Target or any Subsidiary is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Target or any Subsidiary.

                  (b) Except as would not have a Material Adverse Effect on Target, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Target or any Subsidiary (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the best knowledge of Target, Target and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Except as disclosed in Section 2.11(b) of the Target Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or, to Target's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

                  (c) Target has obtained, in all countries where either Target or a Subsidiary is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by Target or any Subsidiary in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target has identified and made available for examination by Acquiror all information relating to regulation of its Products, including licenses, registrations, approvals and permits. Target has identified in writing to Acquiror all international locations where regulatory information and documents are kept.

            2.12 TITLE TO PROPERTY.

                  (a) Target and each Subsidiary has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Target and its Subsidiaries are reflected in the Target Balance Sheet to the extent United States generally accepted accounting principles require the same to be reflected. Section 2.12(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target and by each Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                  (b) Section 2.12(b) of the Target Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the "Equipment") owned or leased by Target and its Subsidiaries, and such Equipment is, taken as a whole, (i) adequate for the conduct of Target's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

            2.13 INTELLECTUAL PROPERTY.

                  (a) Target and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or any Subsidiary, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary.

                  (b) Section 2.13 of the Target Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual

Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which Target or any Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business. Neither Target nor any Subsidiary is in violation of any license, sublicense or agreement described in Section 2.13 of the Target Disclosure Schedule. The execution and delivery of this Agreement by Target and the consummation of the transactions contemplated hereby, will neither cause Target or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Section 2.13 of the Target Disclosure Schedule, Target is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

                  (c) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any Subsidiary, any trade secret material to Target or any Subsidiary or any Intellectual Property right of any third party to the extent licensed by or through Target or any Subsidiary, by any third party, including any employee or former employee of Target or any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                  (d) Neither Target nor any Subsidiary is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target.

                  (e) All patents, registered trademarks, service marks and copyrights held by Target or any Subsidiary are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of Target or any Subsidiary. Target has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. Neither the conduct of the business of Target and each Subsidiary as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of Target or any Subsidiary as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Target or any Subsidiary of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target. All registered trademarks, service marks and copyrights held by Target are valid and existing. To Target's knowledge, no third party is challenging the ownership by Target or any Subsidiary, or the validity or effectiveness of, any of the Intellectual Property. Neither Target nor any Subsidiary has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to the best of Target's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target or any Subsidiary, except such as may have been commenced by Target or any Subsidiary. There is no breach or violation of or threatened or actual loss of rights under any license agreement to which Target is a party.

                  (f) Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

                  (g) Target has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Each of Target and its respective Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Target's standard forms and all current and former employees, consultant and independent contractors of Target and each Subsidiary have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by Target or a Subsidiary by or to a third party has been pursuant to the terms of a written agreement between Target or the applicable Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target or a Subsidiary has been pursuant to the terms of a written agreement between Target or a Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

            2.14 ENVIRONMENTAL MATTERS.

                  (a) The following terms shall be defined as follows:

                        (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

                        (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos; and any other pollutant or contaminant.

                        (iii) "Property" shall mean all real property leased or owned by Target or its Subsidiaries either currently or in the past.

                        (iv) "Facilities" shall mean all buildings and improvements on the Property of Target or its Subsidiaries.

                  (b) Target represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Target and its Subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) neither Target nor its Subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date; (vi) there has not been in the past, and are not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters); (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target's and its Subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; (xi) Target and its Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits; and (xii) neither Target nor any of its Subsidiaries is liable for any off-site contamination nor under any Environmental and Safety Laws.

            2.15  TAXES.

                  (a) For purposes of this Section 2.15 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                        (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                        (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

                  (b) All Returns required to be filed by or on behalf of Target or any Subsidiary have been duly filed on a timely basis, except where the failure to timely file such Return will not have a Material Adverse Effect on Target, and each such Return is true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target or any Subsidiary under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other material Taxes are payable by Target or any Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target and each Subsidiary have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target or any Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target or that Subsidiary is contesting in good faith through appropriate proceedings. Neither Target nor any Subsidiary has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

                  (c) The amount of Target's and any Subsidiary's liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with generally accepted accounting principles ("GAAP") all liabilities for Taxes of Target and its Subsidiaries payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Target or any Subsidiary has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

            (d) Acquiror has been furnished by Target true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target or any Subsidiary relating to Taxes, and (ii) all federal, state and foreign income or franchise tax Returns for or including Target and its

Subsidiaries for all periods since the later of Target's and such Subsidiaries' inception, or 3 full years preceding the date of this Agreement.

                  (e) No audit of the Returns of or including Target and its Subsidiaries by a government or taxing authority is in process, threatened or, to Target's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally and not resolved) or are expected to be asserted with respect to Taxes of Target or any of its Subsidiaries, and Target has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it or any Subsidiary has not filed a Return or paid Taxes required to be filed or paid. Neither Target nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Target, any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target or any Subsidiary. Target and each Subsidiary have disclosed on their federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                  (f) Target and its Subsidiaries are not (nor have they ever been) parties to any tax sharing agreement. Since April 16, 1997, neither Target nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                  (g) Target is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Neither Target nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target or to such Subsidiary pursuant to
Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither Target nor any Subsidiary has agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Target and each Subsidiary will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Target or such Subsidiary received the economic benefit prior to the Closing Date. Neither Target nor any Subsidiary is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

                  (h) The Target Disclosure Schedule contains accurate and complete information regarding Target's and its Subsidiaries' net operating losses for federal and each state tax purposes. Target and its Subsidiaries have no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code, not taking into account any such limitation resulting from the Merger.

                  (i) Target has made a valid election under the Code to be treated as an S corporation effective for all taxable years of Target since its taxable year that began on January 1, 1997, and Target's status as an S corporation for federal income tax purposes has not been terminated for any reason and has remained valid during the period since such date to and including the Closing Date.

            2.16 EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 2.16 lists, with respect to Target, each Subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment and all severance agreements, with any of the directors, officers or employees of Target or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or its Subsidiary at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target or any Subsidiary and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any Subsidiary remain for the benefit of, or relating to, any present or former employee, consultant or director of Target or any Subsidiary (together, the "Target Employee Plans").

            (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with the exception of any amendments required by such subsequent legislation for which the period during which a determination letter may be requested from the Internal Revenue Service has not yet expired under such applicable Treasury regulation or Internal Revenue Service pronouncements. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a) except as has been disclosed to Acquiror or its counsel.

                  (c) Except as set forth in Section 2.16(c) of the Target Disclosure Schedule, (i) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each Subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any Subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee's withdrawal from, any Target Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Code; (viii) Target and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, (the "WARN Act")and no fact or event exists that could give rise to liability under such act; and (ix) no compensation paid or payable to any employee of Target or any Subsidiary has been, or will be, non-deductible by reason of application of
Section 162(m) of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed to the best of Targets' knowledge) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (d) With respect to each Target Employee Plan, Target and each of its United States Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and
(ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                  (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits (except to the extent of any vesting required as a result of the termination of the plan described in Section 5.13), or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

            2.17 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Target, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

            2.18 EMPLOYEE MATTERS. Target and each of its Subsidiaries are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Target or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Target nor any of its Subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Target or any of its Subsidiaries, threatened, between Target or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Target. Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Target or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees.

            2.19 MATERIAL CONTRACTS.

                  (a) Subsections (i) through (ix) of Section 2.19(a) of the Target Disclosure Schedule contain a list of all contracts and agreements to which Target or any Subsidiary is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target and the Subsidiaries taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.19(a) of the Target Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Material Contracts shall include, without limitation, the following and shall be categorized in the Target Disclosure Schedule as follows:

                        (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target or any Subsidiary under the terms of which Target or any
Subsidiary: (A) paid or otherwise gave consideration of more than $5,000 in the aggregate during the calendar year ended December 31, 1999 , (B) is likely to pay or otherwise give consideration of more than $5,000 in the aggregate during the calendar year ended December 31, 2000, (C) is likely to pay or otherwise give consideration of more than $5,000 in the aggregate over the remaining term of such contract, or (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $5,000;

                        (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target or any Subsidiary is a party which (A) involved consideration of more than $5,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to involve consideration of more than $5,000 in the aggregate during the calendar year ended December 31, 2000, (C) is likely to involve consideration of more than $5,000 in the aggregate over the remaining term of the contract, or (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $5,000;

                        (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Target or any Subsidiary is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target or any Subsidiary is a party which: (1) involved consideration of more than $5,000 in the aggregate during the calendar year ended December 31, 1999, (2) are likely to involve consideration of more than $5,000 in the aggregate during the calendar year ended December 31, 2000, or (3) are likely to involve consideration of more than $5,000 in the aggregate over the remaining term of the contract;

                        (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which Target or any Subsidiary is a party and which (A) involved consideration or more than $5,000 in the aggregate during the calendar year ended December 31, 1999, (B) are likely to involve consideration of more than $5,000 in the aggregate during the calendar year ended December 31, 2000, or (C) are likely to involve consideration of more than $5,000 in the aggregate over the remaining term of the contract;

                        (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Target or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target or any Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

                        (vi) all contracts and agreements that limit the ability of Target or any Subsidiary or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                        (vii) all contracts and agreements between or among Target or any Subsidiary, on the one hand, and any affiliate of Target (other than a wholly owned subsidiary), on the other hand:

                        (viii) all contracts and agreements to which Target or any Subsidiary is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                        (ix) all other contracts or agreements (A) which are material to Target and its Subsidiaries or the conduct of their respective businesses, (B) the absence of which would have a Material Adverse Effect on Target, or (C) which are believed by Target to be of unique value even though not material to the business of Target.

                  (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Target, each Target license, each Material Contract and each other material contract or agreement of Target or any Subsidiary which would not have been required to be disclosed in Section 2.19(a) of the Target Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement, and none of the Target licenses or Material Contracts is in default by its terms or has been cancelled by the other party; Target and the Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Target or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Target has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

            2.20 INTERESTED PARTY TRANSACTIONS. Neither Target nor any Subsidiary is indebted to any director, officer, employee or agent of Target or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any Subsidiary.

            2.21 INSURANCE. Target and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            2.22 COMPLIANCE WITH LAWS. Each of Target and its Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

            2.23 MINUTE BOOKS. The minute books of Target and its Subsidiaries made available to Acquiror contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

            2.24 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.25 VOTE REQUIRED. Except for shareholder approval which has been duly obtained, the signature by the Target Stockholders on this Agreement is the only action of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

            2.26 BOARD APPROVAL. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

            2.27 ACCOUNTS RECEIVABLE.

                  (a) Target has made available to Acquiror a list of all accounts receivable of Target and each Subsidiary reflected on the Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice.

                  (b) All Accounts Receivable of Target and its Subsidiaries arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

                  (c) All of the inventories of Target and each Subsidiary reflected in the Financial Statements and Target's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with Target's regular inventory practices and are set forth on Target's books and records in accordance with the practices and principles of Target consistent with the method of treating said items in prior periods. None of the inventory of Target or any Subsidiary reflected on the Financial Statements or on Target's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of Target reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Financial Statements conforms to GAAP and such inventory is stated at the lower of cost or net realizable value.

            2.28 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof, and no supplier of Target, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after the Target Balance Sheet Date decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12 month period preceding the Closing Date, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Target, and to Target's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its usage of the services or products of Target. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

            2.29 THIRD PARTY CONSENTS. Except as set forth in Section 2.29 of the Target Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

            2.30 NO COMMITMENTS REGARDING FUTURE PRODUCTS. Target has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which Target's customers from time to time test or evaluate products). The products Target has delivered to customers substantially comply with published specifications for such products and Target has not received material complaints from customers about its products that remain unresolved. Section 2.30 of the Target Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

            2.31 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  SECTION THREE

      3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

            Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

            3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor any of its subsidiaries is in violation of any material provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

            3.2 CAPITAL STRUCTURE.

                  (a) Except as disclosed in Section 3.2 of the Acquiror Disclosure Schedule, the authorized capital stock of Acquiror consists of (i) 150,000,000 shares of Common Stock, $0.0001 par value, of which (A) 118,750,000 have been designated Class A Common Stock, 5,886,656 shares of which were issued and outstanding as of the close of business on the day immediately preceding the Closing Date (the "Capitalization Date"), and (B) 31,250,000 have been designated Class B Common Stock, none of which were issued and outstanding as of the close of business on the Capitalization Date and (ii) 46,165,082 shares of Preferred Stock, $0.0001 par value, of which (A) 2,500,000 shares have been designated Series A Preferred Stock, 2,455,798 of which were issued and outstanding as of the closing of business on the Capitalization Date, (B) 10,250,000 shares have been designated Series A-1 Preferred Stock, 9,725,096 of which were issued and outstanding as of the closing of business on the Capitalization Date, (C) 31,250,000 have been designated Series B Preferred Stock, 31,186,312 of which were issued and outstanding as of the closing of business on the Capitalization Date, (D) 2,015,082 have been designated Series C Preferred Stock, 1,765,082 which were issued and outstanding as of the closing of business on the Capitalization Date, and (E) 150,000 have been designated Series C-1 Preferred Stock, all of which were issued and outstanding as of the closing of business on the Capitalization Date. As of the close of business on the Capitalization Date, the Acquiror has reserved 382,215 shares of Class A Common Stock and 516,976 shares of

Series A-1 Preferred Stock (collectively, "Option Stock") for issuance to officers, directors, employees and consultants of the Acquiror pursuant to its 1999 Revised Stock Plan duly adopted by the Board of Directors and approved by the Acquiror's stockholders (the "1999 Revised Stock Plan"), and the Acquiror has reserved 2,500,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Acquiror pursuant to its 2000 Incentive Stock Plan duly adopted by the Board of Directors and approved by the Acquiror's stockholders (the "2000 Incentive Stock Plan" and, together with the 1999 Revised Stock Plan, the "Stock Plans"). Of such reserved shares of Option Stock under the 1999 Revised Stock Plan, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 382,215 shares of Class A Common Stock and 516,976 shares of Series A-1 Preferred Stock have been granted and are currently outstanding, and no shares of Class A Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 1999 Revised Stock Plan. Of such reserved shares of Class A Common Stock under the 2000 Incentive Stock Plan, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 175,000 shares of Class A Common Stock have been granted and are currently outstanding, and 2,325,000 shares of Class A Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2000 Incentive Stock Plan. Other than as contemplated under this Agreement or as set forth in the Acquiror Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

                  (b) The authorized capital stock of Merger Sub consists of 1,000,000 shares of Common Stock, par value $0.0001 of which 100 are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. There are no options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

            3.3 AUTHORITY. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the issuance of the Notes Consideration, have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub.

            3.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by Delaware Law and Minnesota Law, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

            3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet heretofore provided to Target for the period ended December 31, 1999 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under United States generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

            3.6 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.6 of the Acquiror Disclosure Schedule, since the date of the Acquiror Balance Sheet (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (iii) any material amendment or change to Acquiror's Certificate of Incorporation or Bylaws; or (iv) any negotiation or agreement by Acquiror to do any of the things described in the preceding clauses (i) through (iii) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

            3.7 LITIGATION. Except as set forth in Section 3.7 of the Acquiror Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

            3.8 GOVERNMENTAL AUTHORIZATION. Except as set forth in Section 3.8 of the Acquiror Disclosure Schedule, each of Acquiror and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Acquiror's or any of its subsidiaries' business ("Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

            3.9 COMPLIANCE WITH LAWS. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Acquiror.

            3.10 BROKER'S AND FINDERS' FEES. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            3.11 ACCOUNTING AND TAX MATTERS. Neither Acquiror nor any of its subsidiaries nor, to the knowledge of Acquiror, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction under Section 368(a) of the Code.

            3.12 HART-SCOTT-RODINO EXEMPTION. Neither the Acquiror not any person that is an "ultimate parent entity" of Acquiror (as defined in the regulations promulgated by the Federal trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) has annual net sales or total assets (each as determined pursuant to the regulations promulgated by the Federal Trade Commission under the HSR Act) of $100,000,000 or more.

            3.13 SECURITIES LAWS. All outstanding shares of capital stock of Acquiror were issued, and the shares of Acquiror Common Stock to be issued pursuant to the Merger will be issued, in compliance with all applicable federal and state securities laws.

            3.14 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror and Merger Sub herein or in any Schedule hereto, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  SECTION FOUR

      4. CONDUCT PRIOR TO THE EFFECTIVE TIME.

            4.1 CONDUCT OF BUSINESS OF TARGET AND ACQUIROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject in the case of Taxes of Target or any of its Subsidiaries, to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organization, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of
Acquiror:

                  (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                  (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

                  (c) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; or

                  (d) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.2 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

                  (a) MATERIAL CONTRACTS. Enter into any Material Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                  (b) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that Target may, in the ordinary course of business consistent with past practice, grant options for the purchase of Target Common Stock under the Target Stock Option Plan;

                  (c) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property;

                  (d) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (e) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

                  (f) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                  (g) LEASES. Enter into operating lease;

                  (h) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $5,000 in any one case or $20,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                  (i) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                  (j) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                  (k) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                  (l) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                  (m) SEVERANCE ARRANGEMENT. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date of this Agreement;

                  (n) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                  (o) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole;

                  (p) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (q) NOTICES. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

                  (r) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                  (s) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.3 NO SOLICITATION. Target and its Subsidiaries and the officers, directors, employees or other agents of Target and its Subsidiaries and the Target Stockholders will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or approve any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target or any of it Subsidiaries to, or afford access to the properties, books or records of Target or any of its Subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or any of its Subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                                  SECTION FIVE

      5. ADDITIONAL AGREEMENTS.

            5.1 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            5.2 CONSENTS; COOPERATION.

                  (a) Each of Acquiror and Target shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

                  (b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target or its subsidiaries.

                  (c) Each of Acquiror and Target shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Target or Acquiror from occurring prior or after the Effective Time. In the event that Acquiror or Target shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(c), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

                  (d) Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

            5.3 ACCESS TO INFORMATION.

                  (a) Target shall afford Acquiror and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its Subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its Subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

            5.4 CONFIDENTIALITY. Any information concerning any party hereto disclosed to any other party hereto or any party's affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, which has not been publicly disclosed, shall be kept strictly confidential by such party, its affiliates and/or representatives. Each party hereto shall keep, and shall cause its affiliates and/or representatives to keep, such confidential information in strict confidence.

            5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

            5.6 FIRPTA. Each Target Stockholder shall, prior to the Closing Date, provide Acquiror with a properly executed certificate with respect to the Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") in the form attached hereto as Exhibit D ("FIRPTA Certificate").

            5.7 STATE STATUTES. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

            5.8 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

            5.9 STOCKHOLDER'S REPRESENTATION AGREEMENTS. The Target Stockholders will each execute and deliver to Acquiror a Stockholder's Representation Agreement substantially in the form attached hereto as Exhibit E (the "Stockholder's Representation Agreement") which imposes certain restrictions regarding the resale of Acquiror Common Stock received in the Merger.

            5.10 MAINTENANCE OF TARGET INDEMNIFICATION OBLIGATIONS.

                  (a) Subject to and following the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified Target Parties (as defined below) to the extent provided in the Bylaws or Articles of Incorporation of Target, in each case as in effect as of the date of this Agreement. The Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, keep in effect such provisions, which shall not be amended except as required by applicable law or to make changes permitted by applicable law that would enlarge the rights to indemnification available to the Indemnified Target Parties and changes to provide for exculpation of director and officer liability to the fullest extent permitted by applicable law. For purposes of this Section 5.10, "Indemnified Target Parties" shall mean the individuals who were officers, directors, employees and agents of Target on or prior to the Effective Time.

                  (b) Subject to and following the Effective Time, Acquiror and the Surviving Corporation shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorney's fees, that may be incurred by any Indemnified Target Party in enforcing the rights provided in this Section
5.10 and shall make any advances of such expenses to the Indemnified Target Party that would be available under the Bylaws or Articles of Incorporation of Target (in each case as in effect as of the date of this Agreement) with regard to the advancement of indemnifiable expenses, subject to the undertaking of such party to repay such advances in the event that it is ultimately determined that such party is not entitled to indemnification.

                  (c) The provisions of this Section 5.10 shall be in addition to any other rights available to the Indemnified Target Parties, shall survive the Effective Time of the Merger, and are expressly intended for the benefit of the Indemnified Target Parties.

            5.11 NON-COMPETITION AGREEMENTS. Prior to the Closing, the Target Stockholders will each execute and deliver to Acquiror Non-Competition Agreements substantially in the form of Exhibit F attached hereto (the "Non-Competition Agreements").

            5.12 CERTAIN TAX MATTERS.

                  (a) Merger Sub shall cause to be prepared by Target's current auditors and file or cause to be prepared and filed all income and franchise Tax Returns for the Target and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date in a manner consistent with the prior Tax Returns of Target and it Subsidiaries; provided, however, that Merger Sub shall not be required to take any position that it reasonably believes could subject it to penalty. Merger Sub shall permit Target Stockholders to review and comment upon each Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by a majority of the Target Stockholders. All parties hereto agree to cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.12(a).

                  (b) Neither Acquiror nor Merger Sub shall file any amended returns for Target for tax period ending on or prior to the Closing Date without the consent of a majority in interest of the Target Stockholders.

                  (c) Neither Acquiror nor Merger Sub shall take any action, either before or after the Merger, that would cause the Merger to fail to constitute a "reorganization" within the meaning of Section 368(a) of the Code.

            5.13 401(k) PLAN. Prior to the Closing, Target shall terminate the Hagen Systems, Inc. 401(k) Plan. For purposes of the 401(k) plan sponsored by Acquiror and/or its affiliates, (a) service with Target credited under the Hagen Systems, Inc. 401(k) Plan as of the Closing shall be credited under the 401(k) plan sponsored by Acquiror and/or its affiliates and (b) individuals who are Target employees immediately prior to the Closing shall be considered to be members of a class eligible for the 401(k) plan sponsored by Acquiror and/or its affiliates.

            5.14 WAIVER OF DISSENTER'S RIGHTS. Each Target Stockholder acknowledges that such Target Stockholder has received from Target an adequate disclosure and notice as required under Minnesota Law that such Target Stockholder is entitled under the provisions of Section 302A.471 of the Minnesota Law to dissent from the Merger and receive the fair market value of his or her shares of Target Common Stock in accordance with the terms, conditions and procedures set forth in Section 302A.471 of the Minnesota Law. Each Target Stockholder hereby irrevocably and unconditionally waives any and all rights which such Target Stockholder has or may have to dissent from the Merger under or by reason of Section 302A.471 of the Minnesota Law and agrees with the Acquiror, Merger Sub, Target and each other Target Stockholder that the fair market value of each share of Target Common Stock for purposes of such
Section 302A.471 is not greater than the per share Merger Consideration and agrees that he or she shall not exercise or attempt to exercise any rights of dissent with respect to the Merger provided for in such Section 302A.471.

            5.15 STOCK OPTION AGREEMENTS. Promptly after the Closing Date, Acquiror shall enter into stock option agreements with those new employees of Merger Sub listed on the Employees Stock Options List (dated 2-17-2000) provided by Target on February 16, 2000, granting to each such employee options to acquire the number of shares of Acquiror's Common Stock listed opposite such employee's name at a purchase price equal to the share price used to calculate the Exchange Ratio at Closing, such option to be subject to Acquiror's normal terms and conditions, including vesting restrictions.

                                   SECTION SIX

      6. CONDITIONS TO THE MERGER.

            6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                  (b) GOVERNMENTAL APPROVAL. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and under any state securities laws.

                  (c) TAX OPINION. Acquiror and Target shall have received written opinions of Acquiror's legal counsel and Target's legal counsel, respectively, dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror, Merger Sub and Target and Target Stockholders.

                  (d) Merger Sub shall have entered into employee agreements with Richard J. Hagen and Steven R. Peterson, substantially in the form of Exhibit G hereto, and shall have entered into an employment agreement with Robert Bierwagen upon mutually agreeable terms.

            6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS (i) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                  (b) Certificates of Acquiror.

                        (i) COMPLIANCE CERTIFICATE OF ACQUIROR. Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Sections 6.1(a) has been satisfied with respect to Acquiror.

                        (ii) CERTIFICATE OF SECRETARY OF ACQUIROR. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

                              (A) Resolutions duly adopted by the Board of
Directors and the stockholders of Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                              (B) the incumbency of the officers of
Acquiror executing this Agreement and all agreements and documents contemplated hereby.

                  (c) Certificates of Merger Sub.

                        (i) COMPLIANCE CERTIFICATE OF MERGER SUB. Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.1(a) has been satisfied with respect to Merger Sub.

                        (ii) CERTIFICATE OF SECRETARY OF MERGER SUB. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

                              (A) Resolutions duly adopted by the Board of
Directors and the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                              (B) the incumbency of the officers of Merger Sub
executing this Agreement and all agreements and documents contemplated hereby.

                  (d) LEGAL OPINION. Target shall have received a legal opinion from Acquiror's legal counsel substantially in the form of Exhibit H hereto.

                  (e) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries, taken as a whole since the Acquiror Balance Sheet Date (it being understood that none of the following shall be deemed, in and of itself, to constitute a material adverse change in the financial condition, assets, liabilities, operations or financial performance of the Acquiror since the Acquiror Balance Sheet Date: (a) a change that results from conditions generally affecting the U.S. economy or the world economy, (b) a change that results from conditions generally affecting the Acquiror's industry, (c) a change that results from the announcement or pendency of the transactions contemplated hereby and (d) a change that results from the taking of any action required by this Agreement).

                  (f) GOOD STANDING. Target shall have received a certificate or certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than 5 business days prior to the Effective Time that each of Acquiror and Merger Sub has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                  (g) CLOSING OF RELATED TRANSACTIONS. Acquiror shall have closed its Series D Preferred Stock financing.

            6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of Target in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                  (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole since the Target Balance Sheet Date (it being understood that none of the following shall be deemed, in and of itself, to constitute a material adverse change in the financial condition, assets, liabilities, operations or financial performance of Target since the Target Balance Sheet
Date: (a) a change that results from conditions generally affecting the U.S. economy or the world economy, (b) a change that results from conditions generally affecting Target's industry, (c) a change that results from the announcement or pendency of the transactions contemplated hereby and (d) a change that results from the taking of any action required by this Agreement).

                  (c) Certificates of Target.

                        (i) COMPLIANCE CERTIFICATE OF TARGET. Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President or (see 6.2) its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

                        (ii) CERTIFICATE OF SECRETARY OF TARGET. Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

                              (A) Resolutions duly adopted by the Board of
Directors and the stockholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                              (B) The Articles of Incorporation and Bylaws of
Target, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                              (C) the incumbency of the officers of Target
executing this Agreement and all agreements and documents contemplated hereby.

                  (d) THIRD PARTY CONSENTS. Acquiror shall have been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger.

                  (e) LEGAL OPINION. Acquiror shall have received a legal opinion from Target's legal counsel, in substantially the form of Exhibit I.

                  (f) FIRPTA CERTIFICATES. Each Target Stockholder shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Certificate

                  (g) STOCKHOLDER'S REPRESENTATION AGREEMENTS. Acquiror shall have received from the holders of the Target Capital Stock, outstanding immediately prior to the Effective Time, duly executed and delivered the Stockholder's Representation Agreements.

                  (h) NON-COMPETITION AGREEMENTS. Each of the Target Stockholders shall have executed a Non-Competition Agreement.

                  (i) GOOD STANDING. Acquiror shall have received a certificate or certificates of the Secretary of State of the State of Minnesota and any applicable franchise tax authority of such state, certifying as of a date no more than 5 business days prior to the Effective Time that Target and has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                  (j) RELEASE. Target shall deliver to Acquiror (i) a release from each of Alvin H. Hagen and Jean A. Hagen (the "Secured Party") of all of Target's obligations to the Secured Party under the Promissory Note in favor of the Secured Party, dated July 1, 1994, in the principal amount of $619,255.80 and the Pledge Agreement of even date therewith and

(ii) evidence of termination, without cost to Target, of the Consulting Agreement between Target and Al Hagen dated as of January 1, 1994.

                  (k) PLAN TERMINATION. Target, without liability to Acquiror, shall have terminated the Hagen Systems, Inc. 401(K) Plan and delivered evidence of such termination to Acquiror.

                  (l) TARGET COMMON STOCK CERTIFICATES. The Target Stockholders shall deliver to Acquiror for cancellation the stock certificates, in form suitable for transfer, evidencing all the issued and outstanding shares of Target Common Stock, endorsed in blank or with an executed blank stock transfer power attached thereto.

                  (m) VOTING AGREEMENT; CO-SALE AGREEMENT. Each of the Target Stockholders shall have executed and delivered to Acquiror an Amended and Restated Voting Agreement and an Amended and Restated Right of First Refusal and Co-Sale Agreement, substantially in the forms of the Second Amended Voting Agreement and the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, delivered to Target's counsel on February 17, 2000.

                                  SECTION SEVEN

      7. TERMINATION, AMENDMENT AND WAIVER.

            7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated and the Merger may be abandoned:

                  (a) by mutual consent duly authorized by the Boards of Directors of each of Acquiror and Target;

                  (b) by either Acquiror or Target, if, without fault of the terminating party;

                        (i) the Effective Time shall not have occurred on or before March 1, 2000 (or such later date as may be agreed upon in writing by the parties); or

                        (ii) there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

                  (c) by Acquiror, if Target shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within 2 business days of receipt by Target of written notice of such breach, provided that Acquiror is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

                  (d) by Target, if Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within 2 business days following receipt by Acquiror of written notice of such breach, provided that Target is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

            7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

            7.3 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by Acquiror.

            7.4 AMENDMENT. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Target or Merger Sub.

            7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  SECTION EIGHT

      8. ESCROW AND INDEMNIFICATION.

            8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the 12 month anniversary of the Closing Date (the "Escrow Termination Date"), except for the representations and warranties contained in Sections 2.3 and 2.15 which shall survive the Closing Date until 30 days after the expiration of the applicable statue of limitations, giving effect to any extension thereof (the "Tax Indemnity Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date or, with respect to the representations and warranties contained in Sections 2.3 and 2.15, the Tax Indemnity Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time shall continue indefinitely.

            8.2 ESCROW FUND. At the Effective Time, Subordinated Promissory Notes of the Acquiror in the amount of 10% of the aggregate Merger Consideration shall, without any act of any stockholder of Target, be registered in the name of, and be deposited with, Merger Sub as escrow agent (the "Escrow Agent"), such deposit (together with principal paid thereon prior to the Escrow Termination
Date) to constitute the escrow fund (the "Escrow Fund"), to be governed by the terms set forth herein. In the event that any Damages (as defined below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of the stockholders of the Target pursuant to Section 8.3.

            8.3 INDEMNIFICATION BY TARGET AND TARGET SHAREHOLDERS.

                  (a) INDEMNIFIED DAMAGES. Subject to the limitations set forth in this Section 8, from and after the Effective Time, Target (in the event that Merger does not Close) and Target Stockholders shall jointly and severally protect, defend, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (Acquiror, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Target contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to Acquiror during the Escrow Period or, with respect to the representations and warranties contained in Sections 2.3 and 2.15, the Tax Indemnity Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Acquiror or the Surviving Corporation.

                  (b) EXCLUSIVE CONTRACTUAL REMEDY AND LIMITATIONS. Acquiror, the former stockholders of Target and Target each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total consideration Acquiror would have agreed to pay in connection with the Merger. Resort to the Escrow Fund shall be the exclusive contractual remedy of Acquiror and Surviving Corporation for any Damages if the Merger closes except as hereinafter provided. The maximum liability of any former holder of the Target Capital Stock for any breach of a representation, warranty or covenant of the Target shall be limited to the Escrow Fund in which such holder has an interest; provided, however, that nothing herein shall limit the liability: (i) of Target for any breach of representation, warranty or covenant if the Merger does not close, (ii) of any Target Stockholder in connection with any breach by such stockholder of the Stockholder Representation Agreement, (iii) of Target or Target Stockholders in connection with any breach of any of the representations and warranties contained in Sections 2.1, 2.3, 2.4 and 2.15 and (iv) of any officer, director or Target Stockholder for such person's or entity's fraud or intentional misrepresentation.

            8.4 DAMAGES THRESHOLD. Notwithstanding the foregoing, Acquiror may not receive any amount from the Escrow Fund unless and until a certificate signed by an officer of Acquiror (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of $100,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 8 to be payable, in which case Acquiror shall receive a proportional amount of escrowed shares and escrowed cash from the Escrow Fund equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in any representation, warranty or covenant of Target and Target Shareholders shall be disregarded.

            8.5 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate; provided, however, that the amount of escrowed cash and escrowed notes in the Escrow Fund, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Representative (as defined in Section 8.8 below) and the subsequent arbitration of the claim in the manner provided herein, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to Target Stockholders all escrowed cash and escrowed notes remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of from the Escrow Fund to Target Stockholders pursuant to this Section 8.5 shall be made in proportion to their respective original contributions to the Escrow Fund.

            8.6 METHOD OF ASSERTING CLAIMS. All claims for indemnification by the Surviving Corporation or any other Indemnified Person pursuant to this
Section 8 shall be made in accordance with the provisions of this Agreement.

            8.7 REPRESENTATIVE OF THE STOCKHOLDERS; POWER OF ATTORNEY. The Target Stockholders hereby appoint Richard Hagen as agent and attorney-in-fact (collectively, the "Stockholders' Representative") for each Target Stockholder (except such stockholders, if any, as shall have perfected their appraisal rights under Minnesota Law), for and on behalf of Target Stockholders, to give and receive notices and communications on behalf of Target Stockholders, to authorize delivery to Acquiror of escrowed subordinated Promissory Notes from the Escrow Fund in satisfaction of claims by Acquiror or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders' Representative for the accomplishment of the foregoing. The Stockholders' Representative shall act by vote or written action or consent of a majority of the members of the Committee.

            8.8 INDEMNIFICATION BY ACQUIROR.

                  (a) INDEMNIFIED DAMAGES. Subject to the limitations set forth in this Section 8, from and after the Effective Time, Acquiror shall protect, defend, indemnify and hold harmless Target (in the event that Merger does not Close) Target Stockholders and their respective affiliates, officers, directors, employees, representatives and agents (Target, Target Stockholders and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Acquiror and Merger Sub contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, which becomes known to Target or Target Shareholders during the Escrow Period. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Target or Target Shareholders.

                  (b) LIMITATIONS. The maximum liability of Acquiror and Merger Sub for any breach of a representation, warranty or covenant of Acquiror or Merger Sub shall be limited to the amount of 10% of the aggregate Merger Consideration; provided, however, that nothing herein shall limit the liability:
(i) of Acquiror for any breach of representation, warranty or covenant if the Merger does not close, (ii) of Acquiror or Merger Sub in connection with any breach of any of the representations and warranties contained in Sections 3.1,
3.2 and 3.3 and (iii) of any officer, director or Acquiror for such person's or entity's fraud or intentional misrepresentation.

            8.9 DAMAGES THRESHOLD. Notwithstanding the foregoing, Acquiror and Merger Sub shall have any liability for any breach of a representation, warranty or covenant of Acquiror or Merger Sub unless Damages in the aggregate amount in excess of $100,000 is determined pursuant to this Section 8 to be payable. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

                                  SECTION NINE

      9. GENERAL PROVISIONS.

            9.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

                  (a)   if to Acquiror or Merger Sub, to:

                        printCafe, Inc.
                        Forty 24th Street, 5th Floor
                        Pittsburgh, PA 15222
                        Attention:  Chief Executive Officer
                        Facsimile No.:  (412) 456-1151
                        Telephone No.:  (412) 456-1141

                        with a copy to:

                        Orrick, Herrington & Sutcliffe LLP
                        666 Fifth Avenue
                        New York, New York 10103
                        Attention:  Daniel A. Mathews, Esq.
                        Facsimile No.:  (212) 506-5151
                        Telephone No.:  (212) 506-5050

                  (b)   if to Target, to:

                        6438 CityWest Parkway
                        Eden Prairie, MN 55344
                        Attention:  President
                        Facsimile No.: (612) 944-4729
                        Telephone No.: (612) 944-6865

                        with a copy to:

                        Gray, Plant, Mooty, Mooty & Bennett, P.A.
                        3400 City Center,
                        33 South Sixth Street,
                        Minneapolis, MN 55402
                        Attention: Jeffrey Anderson
                        Facsimile No.: (612) 333-0066
                        Telephone No.: (612) 343-3958

                  (c)   if to Target Shareholders, to:

                        the addresses set forth on the signature pages hereof

            9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            9.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (g), 1.7. 1.8, 1.12; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

            9.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            9.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            9.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

            9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            9.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the parties and their respective successors and assigns.

                            [Signature Page Follows]

      Acquiror, Merger Sub, Target and Target Stockholders have executed this Agreement as of the date first written above.

                                       TARGET

                                       HAGEN SYSTEMS, INC.

                                       By:
                                                --------------------------------
                                       Name:
                                                --------------------------------
                                                             (Print)

                                       Title:
                                                --------------------------------
                                       Address:
                                                --------------------------------


                                       ACQUIROR

                                       PRINTCAFE, INC.

                                       By:
                                                --------------------------------
                                       Name:
                                                --------------------------------
                                                             (Print)

                                       Title:
                                                --------------------------------


                                       MERGER SUB:

                                       PRINTCAFE SYSTEMS, INC.

                                       By:
                                                --------------------------------
                                       Name:
                                                --------------------------------
                                                             (Print)

                                       Title:
                                                --------------------------------


                                       TARGET STOCKHOLDERS

                                       -----------------------------------------
                                       RICHARD J. HAGEN

                                       Address:


                                       -----------------------------------------
                                       STEVEN R. PETERSON

                                       Address:


                                       -----------------------------------------
                                       PATRICIA J. PETERSON

                                       Address: